Exhibit 99.1

ACCELRYS RECEIVES EXTENSION FROM NASDAQ

Company Expects to File Form 10-Q and Restated Financials by May 31st

SAN DIEGO, April 17, 2006 -- Accelrys, Inc. (ACCL) announced today that NASDAQ granted its requested extension to May 31, 2006 to file its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2005. Accelrys stated that it expects to complete and file the Form 10-Q within this timeframe. The Company also expects to file its restated historical financial statements at the same time. Upon submission of these filings, Accelrys will conduct a conference call to discuss the restatement and the Company’s results of operations.

Forward Looking Statements

Statements contained in this press release relating to the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future, including statements relating to the expected timing of the completion of the restatement and related filings and the filing of the Form 10-Q for the fiscal quarter ended December 31, 2005 are forward-looking statements. The Company's actual results could differ materially from those projected in these forward looking statements. In particular, the actual timing of the completion of the restatement and related audit will depend upon a number of factors, including the completion of the work underlying the restatement by the Company and the audit and review of the underlying work and restated financial statements by Ernst & Young LLP. In the event that the Company is unable to file its financials by May 31, 2006, there can be no assurance that NASDAQ will grant any further extensions. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's Annual Report on Form 10-K for the year ended March 31, 2005 and the Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 2005 and September 30, 2005. The Company disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

About Accelrys

Accelrys, Inc. (ACCL) is a leading provider of software for computation, simulation, and the management and mining of scientific data used by biologists, chemists and materials scientists, including nanotechnology researchers for product design as well as drug discovery and development. Accelrys technology and services are designed to meet the needs of today's leading research organizations. The company is headquartered in San Diego, California. Its materials research and development team is based at its European Headquarters and Centre of Excellence in Cambridge, UK. For more information see http://www.accelrys.com/.

Contacts

Accelrys, Inc.
David Sankaran, 858-799-5447